Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
BYLAWS OF
MOVENTIS CAPITAL, INC.
a Delaware corporation

     I hereby certify that I am the duly elected and acting Secretary of MOVENTIS CAPITAL, INC. (“Company”) and that the following provisions have been adopted as an Amendment to the Bylaws of Company, having been duly adopted on February 23, 2006 by the written consent of the sole director of the Company:

RESOLVED, that the Bylaws of the Company be amended by striking the first sentence of Article III, Section 1 and replacing therefor:

The number of directors shall be four.

IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal, if any, of the Company on this 23 day of February, 2006.

/s/ Walter Kloeble
_______________________
Walter Kloeble, Secretary